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                  AGREEMENT dated as of July 27, 1999, among CME Development
Corporation ("Development"), Central European Media Enterprises Ltd. ("Media Enterprises") and Michel Delloye ("Executive").

                  WHEREAS, Executive is a party to employment agreements with each of Development and Media Enterprises, dated as of March 23, 1998 (the "Employment Agreements"), that set forth specific obligations for both during and after the term of the Employment Agreements;

                  WHEREAS, Executive's employment with Development and Media Enterprises terminated on March 23, 1999;

                  WHEREAS, Executive, Development and Media Enterprises wish to resolve all issues between them regarding Executive's termination of employment;

                  NOW, THEREFORE, in consideration of their mutual promises herein contained, the parties do hereby agree as follows:

                  1. Resignation of Corporate Positions. Executive hereby acknowledges his resignation from all offices, board memberships and other corporate positions with Development, Media Enterprises and their respective subsidiaries and affiliates, effective as of March 23, 1999, and agrees to promptly take all reasonable acts to effectuate such resignation.

                  2. Partial Termination of Agreements. Effective as of the date hereof, all rights and obligations of the parties hereto contained in the Employment Agreements will cease, other than to the extent specifically retained herein. In that regard, this Agreement will constitute a written instrument of amendment to the Employment Agreements, pursuant to Section 17 of each of the Employment Agreements.

                  3. Severance Payment, House Acquisition Costs, and Legal Fees.
(a) Development and Media Enterprises will respectively pay to Executive, in full satisfaction of (i) any obligations related to Executive's employment with Development and Media Enterprises, including Executive's current and future rights, if any, to receive bonus payments or other forms of incentive based compensation, whether pursuant to the Employment Agreements, or otherwise, and
(ii) any other commitments made by Development and/or Media Enterprises to Executive prior to the date hereof, lump sum severance payments of 275,000 pounds and $846,000 (the "Severance Payments"). The Severance Payments from Development and Media Enterprises shall be respectively paid to Executive within 10 days of the date hereof by a direct wire transfer deposit to Executive's bank accounts in the United Kingdom and in Belgium. The
275,000 pounds severance payment paid by Development will be reduced by applicable tax withholding to the extent required by law. Development anticipates that such

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withholding tax will equal 63,250 pounds. Aside from the required tax withholding, no other amounts will be withheld from the Severance Payments, except the 63,365 pounds advanced by Development and Media Enterprises to Executive in connection with the acquisition of a house and related costs (one-third of which amount was advanced by Development and two-thirds of which was advanced by Media Enterprises) so that the anticipated amount transferred by Development will amount to 190,628 pounds and the amount transferred by Media Enterprises will amount to $780,100. As the 63,365 pounds advance will as a consequence have been reimbursed by Executive, no further money is owed by Executive to Development and Media Enterprises and they will not seek repayment from Executive of any monies.

                           (b)  Media Enterprises will pay to the law firm of
Proskauer Rose LLP ("Proskauer") the sum of $25,000, representing the legal fees and disbursements owed by Executive in connection with Proskauer's representation of Executive in connection with his relationship with Development and Media Enterprises.

                  4. Stock Options. Pursuant to Section 3(d) of the Employment Agreement with Media Enterprises, Executive was granted an option (the "Option") to purchase 225,000 shares of the Class A Common Stock of Media Enterprises, subject to certain terms and conditions as to the exercise price, vesting and exercisability of the Option. Executive and Media Enterprises hereby acknowledge and agree that (i) immediately prior to Executive's termination of employment on March 23, 1999, the Option was vested as to 87,500 shares of Class A Common Stock with an exercise price of $24 9/16 per share, (ii) such vested portion of the Option will remain exercisable until March 23, 2000 and (iii) the remaining unvested portion of the Option (i.e., as to 137,500 shares) was terminated as of March 23, 1999, and Executive shall have no further rights with respect to such terminated portion of the Option. Executive shall have no rights under Section 3(d)(vii) of the Media Enterprises Employment Agreement with respect to any additional bonus payment upon exercise of the Option.

                  5. Release of Claims Against Development and Media Enterprises. In consideration of the commitments and payments set forth in this Agreement, Executive, for himself and his heirs and personal representatives, hereby fully and forever releases Development, Media Enterprises and their respective subsidiaries, shareholders (including indirect shareholders), affiliates, officers, employees, agents and representatives, from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by Executive, or on his behalf, in any forum by reason of matters arising prior to the date of this Agreement.

                  6. Release of Claims Against Executive. Development and Media Enterprises hereby fully and forever release Executive from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by any or all of them or on their behalf in any forum by reason of matters arising prior to the date of this Agreement, other than any claim or liability based in material part on

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criminal conduct by Executive not known to Development or Media Enterprises as of the date hereof which would constitute a felony under United States law or an equivalent crime under applicable foreign law. Development, Media Enterprises and Executive each represent that, to the best of their knowledge, Executive has not engaged in any such criminal conduct.

                  7. Continued Obligations. (a) The parties to this Agreement agree not to disclose the terms of this Agreement except to their legal counsel and accountants, and to maintain its confidentiality, except as required by law; provided that nothing herein will be deemed to prohibit the parties from disclosing the same as may be required in the conduct of their respective businesses. The confidentiality requirements under this Section 7(a) shall be suspended to the extent that the provisions of this Agreement are publicly disclosed by Development or Media Enterprises pursuant to applicable securities laws.

                           (b) Pursuant to Section 11 of the Employment
Agreements, Executive shall continue to be bound by all obligations and restrictions in the Employment Agreements with respect to noncompetition, confidentiality, property of Development and Media Enterprises, nondisparagement and nonsolicitation; except that as of January 1, 2000 Executive shall cease to be bound by the noncompetition restrictions set forth in Section 6 of the Employment Agreements.

                           (c) The obligations of Development and Media
Enterprises to indemnify Executive pursuant to Section 4(d) of the Employment Agreements shall continue in effect pursuant to the terms of the Employment Agreements. Additionally, Development and Media Enterprises shall continue to be bound by the provisions under Section 8 of the Employment Agreements with respect to nondisparagement of Executive.

                           (d) All provisions of the Employment Agreements with
respect to arbitration of disputes shall continue in effect, notwithstanding any other provision of this Agreement.

                           (e) Executive shall reasonably cooperate with
Development and Media Enterprises and make himself reasonably available for consultation in connection with any litigation or third party investigation involving Development or Media Enterprises or any of their respective subsidiaries, shareholders (including indirect shareholders), affiliates, officers, employees, agents or representatives. In connection therewith, Development and Media Enterprises shall reimburse Executive for all reasonable expenses incurred by Executive.

                           (f) Development and Media Enterprises covenant that
they will direct a representative of both companies to respond to any inquiries with respect to Executive's employment with Development and Media Enterprises and his termination

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of employment in a manner conveying that Executive was a valued executive of
Development and Media Enterprises and terminated employment on amicable terms. For so long as Ronald S. Lauder ("Mr. Lauder") continues to serve as a member of the board of directors of Media Enterprises, any successor thereto, or any subsidiary thereof, Mr. Lauder shall act as the representative described in the preceding sentence.

                  8. Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of New York. This Agreement constitutes the entire Agreement and understanding among the parties hereto concerning the subject matter hereof and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral. The parties agree that neither they nor any of their representatives, agents or attorneys have made any promises, representations or warranties whatsoever, expressed or implied, which are not specifically set forth herein, and neither party has executed this Agreement in reliance upon any such promises, representations or warranties. This Agreement may not be amended or modified except in a writing signed by the parties hereto. This Agreement may be executed in one or more counterparts.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                    CME DEVELOPMENT CORPORATION

                                    By: /s/ Ronald S. Lauder
                                       -----------------------------------------
                                    Name:
                                    Title:

                                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                                    By: /s/ Ronald S. Lauder
                                       -----------------------------------------
                                    Name:
                                    Title:

                                    MICHEL DELLOYE

                                    /s/ Michel Delloye
                                    --------------------------------------------